Exhibit 10.36
EXECUTION COPY
DISGORGEMENT AGREEMENT
     This DISGORGEMENT AGREEMENT (this “Agreement”) is made as of May 12, 2011, by and between Primo Water Corporation, a Delaware corporation (the “Company”), and Culligan International Company, a Delaware corporation (“Culligan”).
R E C I T A L S:
     WHEREAS, the Company’s $0.001 par value common stock (the “Common Stock”) is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
     WHEREAS, the Company, Primo Refill Canada Corporation, a subsidiary of the Company (“Primo Canada”), Culligan and Culligan of Canada, Ltd., a subsidiary of Culligan (“Culligan Canada”), entered into that certain Asset Purchase Agreement, dated March 8, 2011 (the “Asset Purchase Agreement”), pursuant to which Culligan Canada sold certain assets to Primo Canada in exchange for USD$1,577,041 in cash (the “Cash Consideration”), the assumption by Primo Canada of certain liabilities of Culligan Canada (the “Assumed Liabilities”) and the issuance of 307,217 shares of Common Stock to Culligan on behalf and upon the direction of Culligan Canada (collectively, the “Purchase Transaction”);
     WHEREAS, prior to the Purchase Transaction, Culligan was a stockholder of the Company and subject to the reporting and transactional requirements of Section 16 of the Exchange Act;
     WHEREAS, the Company intends to conduct an underwritten public offering of shares of Common Stock (the “Offering”);
     WHEREAS, Culligan desires to sell more than 307,217 shares of Common Stock in the Offering (the “Sale Transaction”);
     WHEREAS, the Purchase Transaction was the result of an arms-length negotiation and resulted in a purchase price, as set forth in the Asset Purchase Agreement, of CDN$5,300,000 (subject to adjustment) plus the assumption of the Assumed Liabilities;
     WHEREAS, the net fair market value of the assets and liabilities transferred to Primo Canada in the Purchase Transaction less the Cash Consideration and the Assumed Liabilities was equal to USD$3,819,079 (the “Share Purchase Price”);
     WHEREAS, Culligan’s sale of 307,217 shares of Common Stock in the Sale Transaction prior to September 7, 2011 for proceeds (less direct transaction expenses) in excess of the Share Purchase Price would result in a matchable transaction under Section 16(b) of the Exchange Act (“Section 16(b)”); and
     WHEREAS, Culligan wishes to discharge its obligations under Section 16(b) as a result of the Sale Transaction by entering into this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:
     1. The Company and Culligan both acknowledge and agree with the recitals set forth above.
     2. Culligan agrees that it shall pay the Company the full amount of any profits realized from the sale in the Offering of up to 307,217 shares of Common Stock in any transaction occurring prior to September 7, 2011, less direct transaction expenses, all in accordance with Section 16(b).

     3. In furtherance of Section 2 above, Culligan shall pay, or cause the underwriters of the Offering to pay, to the Company at the closing of the Offering, if the same occurs prior to September 7, 2011, an amount equal to (i) the proceeds payable to Culligan from the sale of 307,217 shares of Common Stock in the Sale Transaction (less direct transaction expenses) minus (ii) the Share Purchase Price (but only to the extent such calculation results in a positive number). Insofar as this Agreement is not intended to and does not limit Culligan’s obligations or liabilities under Section 16(b), Culligan agrees that, if and to the extent it sells additional shares of Common Stock after the closing of the Offering and prior to September 7, 2011 and realizes additional profits within the meaning Section 16(b), it will disgorge any such additional profits to the Company as and in the manner required by Section 16(b).
     4. Culligan agrees to provide the Company upon request with documentation and information regarding any amounts being claimed as a deduction from the profits realized or any direct transaction expenses incurred by Culligan in connection with (a) the Sale Transaction or (b) any other transaction in which it sells shares of Common Stock prior to September 7, 2011 and is required to disgorge additional profits in the manner contemplated by the second sentence of Section 3 above.
     5. While this Agreement is intended to provide an accounting and satisfaction of Culligan’s Section 16(b) obligations and liabilities in connection with the Sale Transaction, the parties acknowledge that this Agreement does not limit Culligan’s obligations or liabilities under Section 16(b) with respect to the Sale Transaction or any other transaction by it involving Common Stock.
     6. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and no amendments will be effective unless in writing and signed by the parties. This Agreement may be executed in multiple counterparts, including by means of facsimile or e-mail transmission, all of which taken together shall constitute one and the same instrument.
     7. This Agreement shall be governed by the laws of the state of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.
[signature page(s) follow on next page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

PRIMO WATER CORPORATION

By	/s/ Mark Castaneda

Name: Title:	Mark Castaneda Chief Financial Officer

CULLIGAN INTERNATIONAL COMPANY

By	/s/ Susan E. Bennett

Name: Title:	Susan E. Bennett Senior Vice President, General Counsel and Secretary
[Disgorgement Agreement]